Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballantyne Strong, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-03849, 333-116739, 333-139177, 333-153408 and 333-169115) on Form S-8 of Ballantyne Strong, Inc. (the Company) of our reports dated March 12, 2012 with respect to the consolidated balance sheets of Ballantyne Strong, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appears in the December 31, 2011 annual report on Form 10-K of Ballantyne Strong, Inc.

/s/ KPMG LLP

Omaha, Nebraska

August 21, 2012